Exhibit 99.1
Opiant Pharmaceuticals Announces Third Quarter 2021 Financial Results and Provides Corporate Update

SANTA MONICA, Calif., November 11, 2021 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three and nine months ended September 30, 2021, and provided a corporate update. Recent highlights include:

Finance Update

•Q3 revenues of $16.3 million, a 79% increase over the same period in 2020, driven by NARCAN® Nasal Spray royalties

•Nine-month revenues of $34 million

•$50.3 million in cash, cash equivalents and marketable securities (as of September 30, 2021)

•Raises full-year 2021 revenue and cash guidance

•Royalty revenue from the sale of NARCAN® Nasal Spray now anticipated to be approximately $38 million

•Cash, cash equivalents and marketable securities now expected to be in the range of approximately $50 million to $52 million, an increase of approximately $8 million greater than 2nd quarter guidance

Pipeline Update

•OPNT003, nasal nalmefene, for opioid overdose:

•Obtained U.S. Food and Drug Administration (“FDA”) Fast-Track Designation for OPNT003

•Enrollment and dosing of subjects in Pharmacodynamic (“PD”) study is progressing. The PD study is designed as a non-inferiority study comparing OPNT003 to nasal naloxone to reverse the respiratory depression produced by the synthetic opioid remifentanil, by measuring change in minute ventilation. Company is on track to complete the clinical phase of the study by the end of 2021 with top-line data now anticipated in Q1 2022

•Targeting NDA submission under Fast-Track designation during the first half of 2022, with commercial preparations underway for a potential launch in Q4 2022

•OPNT002, nasal naltrexone, for Alcohol Use Disorder (“AUD”): Announces its plans to initiate patient recruitment for Phase 2 clinical study in Q4 2021

Commenting, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

“Opiant demonstrated strong performance again this quarter with continued positive momentum for OPNT003, nasal nalmefene, for opioid overdose. Following positive PK data, we were pleased

Exhibit 99.1
this month to receive FDA Fast-Track designation. We are making good progress in our PD study and anticipate top-line results in the first quarter of 2022. In parallel, we continue to invest in and advance preparations for a potential commercial launch in 2022, if approved. We are also looking forward in Q4 this year to initiating our Phase 2 study of OPNT002, nasal naltrexone, for Alcohol Use Disorder, which we had put on hold due to COVID.”

David O’Toole, Chief Financial Officer of Opiant, said:

“During Q3, we saw continued and strong revenue growth attributable to our royalties on significant net sales this quarter of NARCAN® Nasal Spray, a further indicator of the demand for opioid overdose treatment in the U.S. As we look forward to a potential launch of OPNT003 in the latter half of 2022, our expected strong cash position at the end of 2021, will support the commercial plan and the progression of the pipeline.”

Financial Results for the Three Months Ended September 30, 2021

For the three months ended September 30, 2021, Opiant recorded approximately $16.3 million in revenue, compared to approximately $9.1 million during the corresponding period of 2020. For the three months ended September 30, 2021, the Company recorded approximately $14 million of revenue from its license agreement with Emergent BioSolutions, Inc. (“EBS”) for the sale of NARCAN® Nasal Spray, compared to approximately $8.6 million in the same period of 2020. Third quarter 2021 sales of NARCAN® Nasal Spray were approximately $133.3 million, as reported by EBS. For the three months ended September 30, 2021, the Company recorded approximately $2.3 million in grant and contract revenue compared to approximately $0.5 million in the same period in 2020. The $5.4 million increase in revenue from our license agreement with EBS was primarily due to a $44.5 million increase in net NARCAN® Nasal Spray sales in the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The $1.8 million increase in grant and contract revenue was due to the increased funding received from the National Institute of Drug Abuse (“NIDA”) and Biomedical Advanced Research and Development Authority (“BARDA”) for the development of OPNT003.

For the three months ended September 30, 2021, general and administrative (“G&A”) expenses were approximately $3.4 million, as compared to approximately $2.7 million in the comparable period in 2020.

Research and development (“R&D”) expenses for the three months ended September 30, 2021, were approximately $4.9 million, as compared to approximately $2.8 million in the comparable period in 2020. Development expense increased by $2.1 million primarily due to increased activity on OPNT003.

Sales and marketing (“S&M”) expenses for the three months ended September 30, 2021, were approximately $1.1 million for pre-commercialization efforts related to OPNT003. Sales and marketing expense during the three months ended September 30, 2020, were approximately $0.9 million.

Royalty expense for the three months ended September 30, 2021, was approximately $3.1 million and $2.0 million for the comparable period of 2020. The $1.1 million increase was due to increased royalty revenue from net sales of NARCAN® Nasal Spray.

Net income for the three months ended September 30, 2021, was approximately $3.4 million, or income of $0.77 per basic share and $0.56 diluted share, compared to net income of

Exhibit 99.1
approximately $0.7 million, or income of $0.17 per basic and $0.15 per diluted share, for the comparable period of 2020.

Financial Results for the Nine Months Ended September 30, 2021

For the nine months ended September 30, 2021, Opiant recorded approximately $34 million in revenue, compared to approximately $19.7 million during the corresponding period of 2020. For the nine months ended September 30, 2021, the Company recorded approximately $27.7 million of revenue from the sale of NARCAN® Nasal Spray, compared to approximately $19.1 million in the same period of 2020. Sales of NARCAN® Nasal Spray for the nine months ended September 30, were approximately $313.7 million, as reported by EBS. For the nine months ended September 30, 2021, the Company recorded approximately $6.3 million in grant and contract revenue compared to approximately $0.6 million in the same period in 2020. The $8.6 million increase in revenue from our license agreement with EBS was primarily due to a $80.0 million increase in net NARCAN® Nasal Spray sales in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The $5.7 million increase in grant and contract revenue was due to the increased funding received from NIDA and BARDA for the development of OPNT003.

For the nine months ended September 30, 2021, G&A expenses were approximately $8.7 million, compared to approximately $8.1 million in the comparable period in 2020.

R&D expenses for the nine months ended September 30, 2021, were approximately $12.1 million, as compared to approximately $4.8 million in the comparable period in 2020. Development expense increased by $7.3 million primarily due to increased activity on OPNT003.

S&M expenses for the nine months ended September 30, 2021, were approximately $3.0 million compared to approximately $3.7 million in the comparable period in 2020.

Royalty expense for the nine months ended September 30, 2021, was approximately $6.1 million, compared to approximately $4.3 million for the comparable period of 2020. The $1.8 million increase was due to increased royalty revenue from net sales of NARCAN®.

Net income for the nine months ended September 30, 2021, was approximately $2.3 million, or income of $0.52 per basic share and income of $0.41 per diluted share, compared to net loss of approximately $1.2 million, or a loss of $0.28 per basic and diluted share, for the comparable period of 2020.

As of  September 30, 2021, Opiant had $50.3 million in cash, cash equivalents, and marketable securities.

Opiant is raising its 2021 financial guidance, reflecting higher than expected sales of NARCAN® Nasal Spray. Aligning its guidance to the upper-range of the full-year 2021 guidance for sales of NARCAN® Nasal Spray provided by EBS, of $420 million, Opiant expects full-year 2021 royalty revenue from the sale of NARCAN® Nasal Spray of approximately $38 million. The Company is also updating its guidance for ending cash and now expects to end 2021 with cash, cash equivalents and marketable securities in the range of approximately $50 million to $52 million, not including potential receipt of any additional tranches from the convertible debt deal.

Exhibit 99.1
The OPNT003 development project has been funded in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No.
HHSO100201800029C.

Conference Call Details:
Thursday, November 11th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13723604
Webcast:            http://ir.opiant.com/

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements, including anticipated results and timing of the receipt of data from our PD study and timing of filing of an NDA and statements regarding updated royalty revenue guidance and ending cash target in 2021. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 4, 2021, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

Exhibit 99.1

Exhibit 99.1

Opiant Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share amounts)

	Three months ended September 30 2021 (Unaudited)	Three months ended September 30 2020 (Unaudited)	Nine months ended September 30 2021 (Unaudited)	Nine months ended September 30 2020 (Unaudited)
Revenues				
Royalty revenue	$ 14,041	$ 8,601	$ 27,689	$ 19,057
Grant and contract revenue	2,298	505	6,296	644
Total Revenue	16,339	9,106	33,985	19,701
Operating expenses				
General and administrative	3,379	2,729	8,759	8,138
Research and development	4,881	2,784	12,119	4,763
Sales & marketing	1,060	914	3,080	3,738
Royalty expense	3,059	1,952	6,145	4,289
Total expenses	12,379	8,379	30,103	20,928
Income (loss) from operations	3,960	727	3,882	(1,227)
Other income (expense)				
Interest income	4	4	10	92
Interest expense	(547)	-	(1,626)	-
Gain (loss) on foreign exchange	-	(6)	(10)	(2)
Total other income (expense)	(543)	(2)	(1,626)	90
Income (loss) before provision for income taxes	3,417	725	2,256	(1,137)
Income tax expense	-	-	-	39
Net income (loss)	$ 3,417	$ 725	$ 2,256	$ (1,176)
Other comprehensive income (loss):				
Foreign currency translationadjustment	8	196	1	(115)
Comprehensive income (loss)	$ 3,425	$ 921	$ 2,257	$ (1,291)
Net income (loss) per common share				
Basic	$ 0.77	$ 0.17	$ 0.52	$ (0.28)
Diluted	$ 0.56	$ 0.15	$ 0.41	$ (0.28)
Weighted-average common shares outstanding:				
Basic	4,462,236	4,258,105	4,359,759	4,247,045
Diluted	6,065,044	4,847,211	5,565,065	4,247,045